                                                                    Exhibit 99.1

NEWS RELEASE                    BUCKEYE PARTNERS, L.P.   [BUCKEYE PARTNERS LOGO]
                                P. O. BOX 368
NYSE: BPL                       EMMAUS, PA 18049
                                (800) 422-2825
--------------------------------------------------------------------------------
Contact:  Stephen R. Milbourne                                             03-09
          Manager, Investor Relations
          SMILBOURNE@BUCKEYE.COM
          (800) 422-2825


             BUCKEYE PARTNERS, L.P. ANNOUNCES THIRD QUARTER RESULTS
                       AND DECLARES QUARTERLY DISTRIBUTION

         Emmaus, PA October 23, 2003 Buckeye Pipe Line Company, the general partner of Buckeye Partners, L.P. (NYSE: BPL) (the "Partnership"), today reported financial results for the third quarter of 2003. Revenue in the third quarter of 2003 increased approximately 10 percent to $70 million from revenue of $63.6 million reported in the third quarter of 2002. Operating income also increased by approximately 6 percent in the third quarter of 2003 to $29.0 million from $27.3 million achieved in the third quarter of 2002. With respect to net income, the Partnership reported a third quarter net loss of $25.9 million or $0.89 per unit, after a $45.5 million special charge relating to the prepayment of indebtedness. Before the special charge, third quarter net income was $19.6 million or $0.68 per unit, compared with 2002 third quarter income of $20.0 million or $0.74 per unit. The special charge in the third quarter represents prepaid interest incurred by the Partnership in connection with the early repayment of $240 million of privately held senior unsecured notes. The privately held senior notes and the prepaid interest were paid with a portion of the proceeds from two debt offerings completed by the Partnership in the third quarter. Net income in the third quarter was also negatively impacted by an increase in interest expense due to a timing difference between when proceeds were received from the two debt offerings completed during the quarter and the repayment of the $240 million privately held senior notes. In addition, net income per unit in the third quarter reflects an additional 1.75 million of LP units that were issued in February 2003 and were not outstanding in the third quarter of 2002.

         Pipeline volume for the third quarter of 2003 was 1,161,628 barrels per day, a 5.0 percent increase from the third quarter of 2002. Gasoline volumes increased by 7.2


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BUCKEYE - 2003 THIRD QUARTER                                              PAGE 2

percent and distillate volumes increased by 10.4 percent, while jet fuel volumes fell by 2.9 percent compared to third quarter 2002 results. Costs and expenses for the third quarter 2003 were $41.0 million compared to $36.3 million for the third quarter of 2002. During the third quarter 2003, expense increases were primarily related to increases in payroll and payroll benefits, power costs, property taxes, casualty loss, and depreciation expenses.

         William H. Shea Jr., President and Chief Executive Officer of the general partner, said, "We are very pleased with the financial performance of the Partnership in the third quarter of 2003. Revenue and operating income increased from levels achieved in the third quarter 2002. The Partnership also invested approximately $28.5 million to acquire a 20 percent interest in the West Texas LPG Pipeline Limited Partnership, and approximately $7.5 million to increase our ownership position in West Shore Pipe Line Company to approximately 25 percent. In addition, the Partnership completed two debt offerings that permitted us to pay off all amounts outstanding under our credit facility and to repay $240 million of senior notes of Buckeye Pipe Line Company, L.P. While the Partnership borrowed $45.5 million to pay a yield maintenance premium in connection with the early payment of the senior notes, the cost of this additional debt has been offset by lower long-term interest rates. Further, the refinancing activity undertaken during the quarter eliminated restrictive covenants associated with the privately held senior notes, and has positioned the Partnership for long-term growth."

         The Board of Directors of Buckeye Pipe Line Company also declared a regular quarterly partnership cash distribution of $0.6375 per unit payable November 28, 2003, to unitholders of record on November 5, 2003. This is the 67th consecutive quarterly cash distribution paid by the Partnership.

         Buckeye Partners, L.P., through its subsidiary partnerships, is one of the nation's largest independent pipeline common carriers of refined petroleum products with approximately 3,800 miles of pipeline. The Partnership also operates approximately 1,400 miles of pipeline under agreement with major oil and chemical companies, and owns terminals in Illinois, Indiana, Michigan, New York, Ohio and Pennsylvania. For more


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BUCKEYE - 2003 THIRD QUARTER                                              PAGE 3

information about Buckeye Partners, L.P., visit the Partnership's website at www.buckeye.com.

         Buckeye will host the 2003 third quarter conference call on Friday, October 24, at 10:00 a.m. Eastern Time. Interested parties may listen via the Internet, on either a live or replay basis at http://www.firstcallevents.com/service/ajwz391031765gf12.html. A replay will also be available from October 24, 2003 to October 26, 2003 by dialing (800) 642-1687 Code: 3332222

                                    * * * * *

This press release includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that the General Partner believes to be reasonable as of today's date. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond the control of the Partnership. You should read the Partnership's Annual Report on Form 10-K, and its most recently filed Form 10-Q, for a more extensive list of factors that could affect results. Among them are (1) adverse weather conditions resulting in reduced demand; (2) changes in laws and regulations, including safety, tax and accounting matters; (3) competitive pressures from alternative energy sources; (4) liability for environmental claims; (5) improvements in energy efficiency and technology resulting in reduced demand; (6) labor relations; (7) changes in real property tax assessments; (8) regional economic conditions; (9) market prices of petroleum products and the demand for those products in the Partnership's service territory; (10) disruptions to the air travel system; (11) security issues relating to the Partnership's assets; and
(12) interest rate fluctuations and other capital market conditions. The Partnership undertakes no obligation to revise its forward-looking statements to reflect events or circumstances occurring after today's date.


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BUCKEYE - 2003 THIRD QUARTER                                              PAGE 4


                             BUCKEYE PARTNERS, L.P.
                          CONDENSED STATEMENT OF INCOME
                     (In Millions, Except Per Unit Amounts)

                                                        Three Months                Nine Months
                                                            Ended                      Ended
                                                         September 30               September 30
                                                         ------------               ------------
                                                     2003          2002         2003         2002
                                                     ----          ----         ----         ----
Revenue                                            $   70.0      $   63.6      $  202.8      $  181.5
                                                   --------      --------      --------      --------
Costs and Expenses
   Operating expenses                                  32.2          28.1          97.0          82.0
   Depreciation and amortization                        5.9           5.1          16.9          15.4
   General and administrative                           2.9           3.1           9.7          10.1
                                                   --------      --------      --------      --------
      Total costs and expenses                         41.0          36.3         123.6         107.5
                                                   --------      --------      --------      --------
Operating Income                                       29.0          27.3          79.2          74.0
                                                   --------      --------      --------      --------
Other income (expenses)
   Investment income                                    1.3           0.8           2.5           1.6
   Interest and debt expense                           (7.1)         (5.1)        (17.2)        (15.7)
   Minority interest and other                         (3.6)         (3.0)        (10.6)         (8.9)
                                                   --------      --------      --------      --------
      Total other income (expenses)                    (9.4)         (7.3)        (25.3)        (23.0)
                                                   --------      --------      --------      --------
Net Income before debt retirement premium          $   19.6      $   20.0      $   53.9      $   51.0
                                                   ========      ========      ========      ========
Net Income per unit                                $   0.68      $   0.74      $   1.21      $   1.88
                                                   ========      ========      ========      ========

Premium paid on retirement of long-term debt          (45.5)         --           (45.5)           --
                                                   --------      --------      --------      --------
Net Income after debt retirement premium           $  (25.9)     $   20.0      $    8.4      $   51.0
                                                   ========      ========      ========      ========
Net Income per unit after debt retirement
premium                                            $  (0.89)     $   0.74      $   0.29      $   1.87
                                                   ========      ========      ========      ========
Average Number of units                                29.0          27.2          28.6          27.2

PIPELINE OPERATING DATA
Volume (thousand barrels / day)                     1,161.6       1,106.2       1,128.3       1,089.6
Barrel-miles (billions)                                13.7          13.3          38.9          38.5
Average tariff rate (cents / barrel)                   55.1          54.3          54.6          53.3


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